Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc., hereby consents to the use in and incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 (“Amendment No. 1”) to the Registration Statement on Form S-1 (No. 333-218579) of Chaparral Energy, Inc. (“Chaparral”) of information contained in our report dated as of February 6, 2018 with respect to certain of Chaparral’s estimated reserves as of December 31, 2017, the use in this Amendment No. 1 of the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our summary report dated February 6, 2018, included in the Annual Report on Form 10-K of Chaparral for the fiscal year ended December 31, 2017, as well as in the notes to the financial statements included therein. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1.

/s/ Cawley, Gillespie & Associates, Inc.

Cawley, Gillespie & Associates, Inc.
Petroleum Engineers

Fort Worth, Texas
April 19, 2018